Exhibit 99.1

CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is made and entered into as of the 16th day of January, 2008, by and between RPM International Inc. (“RPM”) and Robert L. Matejka (the “Consultant”).

WITNESSETH:

WHEREAS, Consultant has served as RPM’s Vice President and Controller since August 1, 2000;

WHEREAS, Consultant will be retiring from his employment with RPM on January 15, 2008, and upon such retirement, Consultant has expressed a willingness to assist RPM in various matters including the transition of responsibilities to a new controller;

WHEREAS, RPM is in need of Consultant’s assistance and advice on various matters with respect to which Consultant developed knowledge and expertise in his capacity as Vice President and Controller; and

WHEREAS, RPM desires to utilize Consultant’s knowledge and expertise;

NOW, THEREFORE, the parties agree as follows:

1. Consultant agrees to assist RPM in various projects as requested by Kelly Tompkins, RPM’s Executive Vice President and Chief Administrative Officer (these projects are collectively referred to as “Services”).

2. As compensation for the Services, RPM will pay to Consultant $12,500 (Twelve Thousand Five Hundred Dollars) per month. Consultant will be reimbursed by RPM for any reasonable, documented expenses. Pre-approval shall be required from Kelly Tompkins for any travel on RPM business outside the U.S. Company provided medical insurance is continued through the month of February 2008.

3. The Consultant will provide the Services to RPM from the date hereof through June 30, 2008 (the “Consulting Period”).

4. During the Consulting Period, Consultant will be entitled to the continued use of a company provided car with the option to purchase the car at any time during the term of the Consulting Period. At the end of the Consulting Period, if Consultant does not purchase the vehicle, it must be returned to the Company consistent with applicable policy and practice.

5. During the Consulting Period, Consultant will continue to have (a) access to an RPM email box via LotusNotes; (b) access to RPM’s Hyperion accounting system; and (c) use of a company provided cell phone and blackberry. To the extent Consultant has access to and the use of RPM information, any such information shall be treated as proprietary and confidential. Consultant is also expected to work with internal and external legal counsel to RPM and, in that capacity, Consultant may be directed by legal counsel and in so doing some information may be designated as attorney-client privileged and/or attorney work product and should be handled accordingly.

6. The Consulting Period may be extended or terminated early by mutual agreement of the parties.

RPM INTERNATIONAL INC. /s/ P. Kelly Tompkins Executive Vice President and Chief Administrative Officer	CONSULTANT /s/ Robert L. Matejka Robert L. Matejka
Date: January 16, 2008	Date: January 16, 2008